SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2016

AEROCENTURY CORP.
(Exact name of Registrant as specified in its charter)

Delaware	94-3263974
(State of Incorporation)	(I.R.S. Employer Identification No.)

000-1036848
(Commission File Number)

1440 Chapin Avenue, Suite 310
Burlingame, CA 94010
(Address of principal executive offices including Zip Code)

650-340-1888
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁯ ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁯⁯ ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯⁯ ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯⁯ ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers

On August 15, 2016, the Board of Directors of AeroCentury Corp. (the "Company") appointed Michael G. Magnusson as its Chief Executive Officer, effective as of September 6, 2016.  On that date, Mr. Magnusson will replace Toni M. Perazzo, who has been serving as Interim CEO since the death of the Company's founder and CEO, Neal D. Crispin.  Ms. Perazzo will continue in her role as the Company's Senior Vice President - Finance and Chief Financial Officer after September 6, 2016.

Following Mr. Magnusson's appointment  as the Company's Chief Executive Officer,  Mr. Magnusson was  hired by JetFleet Management Corp ("JMC"), the management company for the Company, as JMC's Managing Director, also effective as of September 6, 2016.  As with other officers of the Company, Mr. Magnusson will be employed by, and receive compensation exclusively from, JMC, and will not have an employment agreement with, nor be entitled to any compensation from, the Company.

Mr. Magnusson, age 59, has over 30 years of experience in the global aviation and leasing industry. He earned his Masters of Aeronautical Engineering from the Royal Institute of Technology in Stockholm in 1982.  From 1982 until 2015, Mr. Magnusson was with Saab Aircraft Leasing ("Saab Leasing"), in positions of increasing responsibility, ultimately serving as its President and Chief Executive Officer from 1998 to 2015. As CEO of Saab Leasing, Mr. Magnusson oversaw an aircraft portfolio worth more than $500 million and a 40 person staff.  From 2015 until the present, Mr. Magnusson has served as a partner of SAL Solutions,  an independent aviation consulting company. In 2015, JMC engaged SAL Solutions to provide certain administrative services with respect to lessee insurance compliance. Upon assumption of the Company's CEO position, Mr. Magnusson will be departing from his position as partner of SAL Solutions, an independent aviation consulting company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  August 18, 2016

AEROCENTURY CORP.
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By: /s/ Toni M. Perazzo
Toni M. Perazzo
Sr. Vice President & Chief Financial Officer